Exhibit 2.1

Asset Purchase Agreement

BETWEEN

intertainment media inc.

- and -

ORTSBO INC.

- and -

YAPPN CORP.

- and -

WINTERBERRY INVESTMENTS INC.

July 6, 2015

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

		Page

9.6	Additional Buyer’s Indemnities	32
9.7	Notice of Claim	32
9.8	Time Limits for Notice	33
9.9	Exclusive Remedy	33
9.10	Third Party Indemnification	34

Article 10	CLOSING ARRANGEMENTS	33

10.1	Closing	34
10.2	Closing Procedures	34
10.3	Other Closing Date Transactions	35

Article 11	GENERAL	35

11.1	Investment Canada Act Reporting	35
11.2	Time of Essence	35
11.3	Notices	35
11.4	Severability	38
11.5	Submission to Jurisdiction	38
11.6	Amendment and Waiver	39
11.7	Further Assurances	39
11.8	Assignment and Enurement	39
11.9	Counterparts and Electronic Delivery	39
11.10	No Broker	39
11.11	Payment and Currency	39
11.12	Vienna Convention	40
11.13	No Contra Proferentem	40
11.14	Acknowledgement	40
11.15	Language	40
11.16	Expenses	40

-iii-

Asset PURCHASE AGREEMENT

THIS AGREEMENT is dated as of July 6, 2015

BETWEEN:

INTERTAINMENT MEDIA INC., a corporation existing under the laws of Alberta

(the “Parent”)

- and -

ORTSBO INC., a corporation existing under the laws of Ontario

(the “Seller”)

- and -

YAPPN CORP., a corporation existing under the laws of Delaware

(the “Buyer”)

- and -

WINTERBERRY INVESTMENTS INC., a corporation existing under the laws of Ontario

(“Winterberry”)

PREAMBLE:

A.	The Parent is a public company listed on the TSX-V and legally and beneficially owns 93.05% of the issued and outstanding shares of the Seller.

B.	The Seller carries on the Business.

C.	The Seller wishes to sell, and the Buyer wishes to purchase, all of the Seller’s assets that are used in connection with the Business.

THEREFORE, the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, the following terms have the following meanings:

1.1.1	“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with the first Person. The terms “control”, “controlled by” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise.

1.1.2	“Agreement” means this agreement, including all Schedules, as it may be confirmed, amended, modified, supplemented or restated by written agreement between the Parties.

1.1.3	“Business” means the following components of the business of the Seller: developing technologies, software and processes related to language translation and communication services.

1.1.4	“Business Day” means any day excluding a Saturday, Sunday or statutory holiday in the Province of Ontario or the State of New York and also excluding any day on which the principal chartered banks located in the City of Toronto or New York City are not open for business during normal banking hours.

1.1.5	“Buyer” is defined in the recital of the Parties above.

1.1.6	“Buyer’s Certificate of Incorporation” means the certificate of incorporation of the Buyer issued by the State of Delaware dated November 3, 2010, as amended.

1.1.7	“Buyer Common Shares” means shares of common stock in the capital of the Buyer.

1.1.8	“Buyer Debentures” means up to $5.5 million of 12% secured debentures to be issued by the Buyer to certain subscribers, including Winterberry.

1.1.9	“Claim” means any claim, demand, action, cause of action, suit, arbitration, investigation, proceeding, complaint, grievance, charge, prosecution, assessment or reassessment, including any appeal or application for review.

1.1.10	“Closing” means the completion of the sale to, and purchase by, the Buyer of the Purchased Assets pursuant to this Agreement.

1.1.11	“Closing Date” means September 15, 2015 or any other date that the Parties may agree is the date upon which the Closing will take place.

1.1.12	“Closing Time” means 10:00 am (Toronto time) on the Closing Date at which the Closing takes place.

1.1.13	“Closing Date Transactions” means the transactions described in Schedule 1.1.13.

1.1.14	“Commodity Taxes” means all Taxes levied on or measured by, or referred to as transfer, land transfer, registration charges, gross receipt, sales, provincial sales, use, consumption, GST/HST, QST, value-added, turnover, excise or stamp, all customs duties, countervail, anti-dumping and special import measures and all import and export taxes.

1.1.15	“Communication” means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party.

1.1.16	“Contract” means any agreement, understanding, undertaking, commitment, licence, or lease, whether written or oral.

1.1.17	“Damage Notice” is defined in Section 7.4.

1.1.18	“Employees” means all personnel and independent contractors employed, engaged or retained by the Seller in connection with the Business, including any that are on medical or long-term disability leave or other statutory or authorized leave of absence.

1.1.19	“Encumbrance” means any security interest, mortgage, charge, pledge, hypothec, lien, encumbrance, restriction, option, adverse claim, right of others or other encumbrance of any kind.

1.1.20	“ETA” means the Excise Tax Act (Canada).

1.1.21	“Excluded Assets” means the property and assets of the Seller except the Purchased Intellectual Property.

1.1.22	“Excluded Liabilities” means all liabilities of the Parent and the Seller existing as of the Closing Time or relating to the period ending at the Closing Time other than the Parent Debt, the Seller Debt and the Ortsbo Debt, including for certainty:

1.1.22.1	any liability of the Parent or the Seller to any bank or other financial institution by way of loan or other credit facility;

1.1.22.2	any liability of the Parent or the Seller for any personal injury Claims arising by reason of the occurrence on or before the Closing Date of any injury, accident or other alleged damage-causing event with respect to the operations of the Parent or the Seller on or before the Closing Date or relating to products manufactured or sold or services performed by the Parent or the Seller on or before the Closing Date that provide the basis for a personal injury Claim after the Closing Date;

1.1.22.3	any liability of the Parent or the Seller to their respective shareholders, affiliates or associates or any other Person not dealing at arm’s length with any of them;

1.1.22.4	any liability of the Parent or the Seller for any Claims relating to the Excluded Assets;

1.1.22.5	any liability of the Parent or the Seller, absolute or contingent, incurred, due or accruing due, whether before or after the Closing Date, relating to the Excluded Assets or any Contract relating to the Excluded Assets, and any obligations, absolute or contingent, arising from, incidental to, or in any way related to the ownership or operation of the Excluded Assets;

1.1.22.6	any liability of the Seller for any breach by the Seller of any Laws relating to the operation of the Business or use of the Purchased Assets up to the Closing Date;

1.1.22.7	any liability incurred or accruing due before the Closing Time under any Contract;

1.1.22.8	any liability of the Parent or the Seller for any Taxes (including penalties, fines and interest); and

1.1.22.9	any liability of the Seller for wages, salary, bonus, vacation pay or other remuneration, severance pay, pension obligations or other obligations under any employee plans or otherwise, or for any Claims pursuant to workers’ compensation or similar Laws, relating to any Employees while employed, engaged or retained by the Seller in the Business.

1.1.23	“Future Obligations” means all obligations arising from or incidental to the ownership or operation of, or in any way related to, the Purchased Assets which are not Excluded Liabilities and which arise after the Closing Time.

1.1.24	“Governmental Authority” means:

1.1.24.1	any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and

1.1.24.2	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

1.1.25	“GST/HST” means the goods and services tax and the harmonized sales tax imposed under the ETA.

1.1.26	“Indemnified Party” means the Party or other indemnified Person entitled to make a Claim for indemnification under any provision of Article 9.

1.1.27	“Indemnifying Party” means the Party providing indemnification under any provision of Article 9

1.1.28	“Indemnity Claim” is defined in Section 9.7.

1.1.29	“Indemnity Notice” is defined in Section 9.7.

1.1.30	“Insurance Policies” means the insurance policies maintained by the Seller with respect to the Purchased Assets.

1.1.31	“Intellectual Property” means:

1.1.31.1	trade-marks, design marks, logos, service marks, certification marks, official marks, trade names, business names, corporate names, trade dress, distinguishing guises, slogans, meta tags, keywords, adwords and other characters, brand elements or other distinguishing features used in association with wares or services, whether or not registered or the subject of an application for registration and whether or not registrable, and associated goodwill (“Trade-marks”);

1.1.31.2	inventions, arts, processes, machines, articles of manufacture, compositions of matter, business methods, formulae, developments and improvements, whether or not patented or the subject of an application for patent and whether or not patentable, methods and processes for making any of them, and related documentation (whether in written or electronic form) and know-how (“Inventions”);

1.1.31.3	software in source code or object code form, documentation, literary works, artistic works, pictorial works, graphic works, musical works, dramatic works, audio visual works, performances, sound recordings and signals, including their content, and any compilations of any of them, whether or not registered or the subject of an application for registration, or capable of being registered (“Works”);

1.1.31.4	domain names, whether registered primary domain names or secondary or other higher level domain names (“Domain Names”);

1.1.31.5	industrial designs and all variants of industrial designs, whether or not registered or the subject of an application for registration and whether or not registrable (“Designs”); and

1.1.31.6	trade secrets, technical expertise, and research data and other confidential information relating to goods and services.

1.1.32	“Intellectual Property Rights” means:

1.1.32.1	any common law principle or statutory provision which may provide a right in Intellectual Property, including all:

1.1.32.1.1	common law rights and registrations, pending applications for registration and rights to file applications for the Trade-marks, including all rights of priority;

1.1.32.1.2	patents, pending patent applications and rights to file applications for the Inventions, including all rights of priority and rights in continuations, continuations-in-part, divisions, reissues, renewals, re-examinations, exclusions, and other derivative applications and patents;

1.1.32.1.3	copyrights in Works and all registrations, pending applications for registration and rights to file applications for Works and all moral rights and benefits of waivers of moral rights in Works;

1.1.32.1.4	registrations, pending applications for registration and rights to file applications for registration of Domain Names and all other common law and statutory rights in Domain Names; and

1.1.32.1.5	industrial design rights, design patents, design registrations, pending patent and design applications and rights to file applications for Designs, including all rights of priority and rights in continuations, continuations-in-part, divisions, re-examinations, reissues and other derivative applications;

1.1.32.2	all rights in licences, sub-licences, franchise agreements, waivers and other contractual rights in any of the items listed in Section 1.1.32; and

1.1.32.3	all rights to enforce the rights and obtain remedies for a violation of any of the rights listed in Sections 1.1.32.1 and 1.1.32.2.

1.1.33	“Investment Canada Act” means the Investment Canada Act (Canada).

1.1.34	“ITA” means the Income Tax Act (Canada).

1.1.35	“Knowledge of the Seller” means the knowledge that the Parent or the Seller either has, or would have obtained, after having made or caused to be made all reasonable inquiries necessary to obtain informed knowledge, including inquiries of the records and management employees of the Parent and the Seller, who are reasonably likely to have knowledge of the relevant matter.

1.1.36	“Law” or “Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and the terms and conditions of any grant of approval, permission, authority or licence of any Governmental Authority, and the term “applicable” with respect to Laws and in a context that refers to one or more Persons, means that the Laws apply to the Person or Persons, or its or their business, undertaking or property, and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking or property.

1.1.37	“Licence Agreements” is defined in Section 4.12.6.

1.1.38	“Licensed IP” means the Intellectual Property and Intellectual Property Rights owned by Persons other than the Seller and that are licensed to the Seller or that are otherwise used in, necessary for or relate to the conduct of the Business, and includes any Intellectual Property owned by those Persons relating to the Technology or the Technical Information.

1.1.39	“Loss” means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, fines, penalties and reasonable professional fees and disbursements.

1.1.40	“Material Adverse Effect” means any event, occurrence, fact, condition or change: (i) that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition or assets of the Business or the value of the Purchased Assets; or (ii) the knowledge of which would have affected any decision of a reasonable Person in the Buyer’s position regarding whether to enter into this Agreement, or would affect any decision of a reasonable Person in the Buyer’s position regarding whether to complete the transactions contemplated by this Agreement.

1.1.41	“Material Contract” means a Contract that:

1.1.41.1	involves or may result in the payment of money or money’s worth by or to the Seller in an amount in excess of $500,000;

1.1.41.2	has an unexpired term of more than 3 years (including renewals);

1.1.41.3	cannot be terminated by the Seller without penalty upon less than thirty (30) days’ notice; or

1.1.41.4	the termination of which, or under which the loss of rights, would constitute a Material Adverse Effect.

1.1.42	“Originating Persons” means all current and former Employees, officers, directors and consultants of the Seller, including, in the case of a consultant that is not an individual, all employees, officers, directors, shareholders and partners of the consultant.

1.1.43	“Ortsbo Debt” means the aggregate amount of $500,000 owed by the Seller to Amir Bem, Toronto Tree Top Holdings Ltd. and David Berry.

1.1.44	“Ortsbo Debt Assumption Agreement” is defined in Section 3.1.4.

1.1.45	“Owned IP” means all Intellectual Property that is owned by the Seller, including Intellectual Property relating to the Technology and the Technical Information, as well as all Intellectual Property Rights that are owned or enforceable by the Seller;

1.1.46	“Parent” is defined in the recital of the Parties above.

1.1.47	“Parent Debt” means the sum of approximately $500,000 owed by the Parent to Winterberry.

1.1.48	“Parent Debt Assumption Agreement” is defined in Section 3.1.2.

1.1.49	“Parties” means the Parent, the Seller and the Buyer, collectively, and “Party” means either of them.

1.1.50	“Permits” means all authorizations, registrations, permits, certificates of approval, approvals, grants, licences, quotas, consents, commitments, rights or privileges (other than those relating to the Intellectual Property) issued or granted by any Governmental Authority to the Seller in respect of the Purchased Assets.

1.1.51	“Person” will be broadly interpreted and includes:

1.1.51.1	a natural person, whether acting in his or her own capacity, or in his or her capacity as executor, administrator, estate trustee, trustee or personal or legal representative, and the heirs, executors, administrators, estate trustees, trustees or other personal or legal representatives of a natural person;

1.1.51.2	a corporation or a company of any kind, a partnership of any kind, a sole proprietorship, a trust, a joint venture, an association, an unincorporated association, an unincorporated syndicate, an unincorporated organization or any other association, organization or entity of any kind; and

1.1.51.3	a Governmental Authority.

1.1.52	“Personal Information” means information about an individual who can be identified by the Person who holds that information.

1.1.53	“Privacy Laws” means any Laws that regulate the collection, use or disclosure of Personal Information.

1.1.54	“Purchase Price” is defined in Section 3.1.

1.1.55	“Purchased Assets” means the Purchased Intellectual Property.

1.1.56	“Purchased Intellectual Property” means: (i) all Intellectual Property and Intellectual Property Rights that are owned by the Seller, including without limitation those that relate to, are associated with, or are derived from the patents and patent applications set out in Schedule 1.1.56 and any research and design in respect thereof or improvements thereto; and (ii) the Licensed IP.

1.1.57	“QST” means the Quebec sales tax imposed under the QSTA.

1.1.58	“QSTA” means an Act representing the Quebec sales tax.

1.1.59	“Restricted Business” means the Business and other any business that would be directly or indirectly competitive with the Business.

1.1.60	“Restricted Business Opportunity” means any potential opportunity in the Restricted Business.

1.1.61	“Restricted Period” has the meaning set out in Section 7.5.1.

1.1.62	“Seller” is defined in the recital of the Parties above.

1.1.63	“Seller Debt” means the aggregate sum of $3,000,000 owed by the Seller to the Seller Debtholders, as described in more detail in Schedule 10.3.1

1.1.64	“Seller Debt Assumption Agreement” is defined in Section 3.1.2.

1.1.65	“Seller Debtholders” means those Persons identified in Schedule 1.1.65.

1.1.66	“Tax” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Authority.

1.1.67	“Tax Law” means any Law that imposes Taxes or that deals with the administration or enforcement of liabilities for Taxes.

1.1.68	“Technical Information” means all technical information owned by or licensed (expressly or impliedly) to the Seller including all:

1.1.68.1	information of a scientific or business nature, regardless of its form;

1.1.68.2	documentation with respect to research, development, demonstration or engineering work;

1.1.68.3	information that can be or is used to define a design or process, or to procure, produce, support or operate materials or equipment;

1.1.68.4	information regarding methods of production;

1.1.68.5	other drawings, blueprints, patterns, plans, flow charts, equipment parts lists, computer software and procedures, specifications, protocols, data structures, formulas, designs, technical data, descriptions, related instruction manuals, records, passwords, and procedures; and

1.1.68.6	data and databases, whether registered or unregistered.

1.1.69	“Technology” means all technology owned by, or licensed to, the Seller.

1.1.70	“Third Party Claim” is defined in Section 9.7.

1.1.71	“TSX-V” means the TSX Venture Exchange.

1.1.72	“Winterberry” is defined in the recital of the Parties above.

1.1.73	“Winterberry Agreement” means the agreement to be entered into between the Seller and Winterberry as one of the Closing Date Transactions, pursuant to which Winterberry will provide certain services to the Seller for the consideration described therein.

1.2	Certain Rules of Interpretation

1.2.1	In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the words “including” or “includes” in this Agreement is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively.

1.2.2	The division of this Agreement into Articles and Sections, the insertion of headings and the inclusion of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.2.3	Wherever in this Agreement reference is made to a calculation to be made in accordance with GAAP, the reference is to Canadian generally accepted accounting principles applicable to publicly accountable enterprises under Part I of the CPA Canada Handbook of the Chartered Professional Accountants of Canada applicable as at the date on which the calculation is made or required to be made in accordance with GAAP.

1.2.4	References in this Agreement to an Article, Section, Schedule or Exhibit are to be construed as references to an Article, Section, Schedule or Exhibit of or to this Agreement unless otherwise specified.

1.2.5	Unless otherwise specified, any reference in this Agreement to any statute includes all regulations and subordinate legislation made under or in connection with that statute at any time, and is to be construed as a reference to that statute as amended, modified, restated, supplemented, extended, re-enacted, replaced or superseded at any time.

1.3	Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the Laws of the Province of Ontario and the Laws of Canada applicable in that Province.

1.4	Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties or other agreements between the Parties , express or implied, in connection with the subject matter of this Agreement except as specifically set out in this Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement.

1.5	Schedules and Exhibits

The following is a list of Schedules and Exhibits:

Schedule	Subject Matter
1.1.13	Closing Date Transactions
1.1.56	Patents and Applications
1.1.65	Seller Debtholders
10.3.1	Allocation of Consideration to Seller Debtholders

Article 2
Purchase and Sale

2.1	Agreement of Purchase and Sale

Subject to the terms and conditions of this Agreement, on the Closing Date the Seller will sell and the Buyer will purchase, as of and with effect from the Closing Time, the Purchased Assets.

2.2	Future Obligations

Effective as of the Closing Time, the Buyer will, incidental to the acquisition of the Purchased Assets, pay when due, perform and discharge the Future Obligations, but, for greater certainty, the Buyer will not assume, pay, perform, or discharge any of the Excluded Liabilities or any other liabilities or obligations of the Seller (other than the Parent Debt, the Seller Debt and the Ortsbo Debt), all of which will remain the sole responsibility of the Seller or the Parent.

Article 3
Purchase Price

3.1	Purchase Price

The aggregate purchase price payable by the Buyer to the Seller for the Purchased Assets is equal to $17,000,000 (the “Purchase Price”) and will be satisfied by the Buyer at the Closing Time as follows:

3.1.1	by issuing an aggregate of 260,000,000 Buyer Common Shares, at a price of $0.05 per Buyer Common Share, as follows:

3.1.1.1	83,125,000 Buyer Common Shares to the Seller who directs that such 83,125,000 Buyer Common Shares be issued to the Parent; and

3.1.1.2	176,875,000 Buyer Common Shares to the Seller who directs that such 176,875,000 Buyer Common Shares be issued to Winterberry, or as directed by Winterberry, pursuant to the terms of the Winterberry Agreement;

3.1.2	by assuming from the Seller, and agreeing to pay when due, perform and discharge, the Parent Debt under the terms of an assumption agreement in a form and of substance to be agreed to by the Parties acting reasonably (the “Parent Debt Assumption Agreement”);

3.1.3	by assuming from the Seller, and agreeing to pay when due, perform and discharge, the Seller Debt under the terms of an assumption agreement in a form and of substance to be agreed to by the Parties acting reasonably (the “Seller Debt Assumption Agreement”); and

3.1.4	by assuming from the Seller, and agreeing to pay when due, perform and discharge, the Ortsbo Debt under the terms of an assumption agreement in a form and of substance to be agreed to by the Parties acting reasonably (the “Ortsbo Debt Assumption Agreement”).

3.2	Allocation of Purchase Price

The Purchase Price will be allocated among the Purchased Assets in a manner to be agreed to in writing by the Seller and the Buyer no more than sixty (60) days following the Closing Date. The Seller and the Buyer will cooperate in the filing of any elections under the ITA and any other applicable Tax Law as may be necessary or desirable to give effect to that allocation for Tax purposes. The Seller and the Buyer will prepare and file their respective Tax returns in a manner consistent with that allocation and those elections.

3.3	Taxes

3.3.1	The Seller will pay all Taxes relating to the Purchased Assets which arise before, or are related to a period of time before, the Closing Time.

3.3.2	The Seller and the Buyer agree that the sale of the Purchased Assets are zero-rated for GST/HST pursuant to sections 10 and 10.1 of Part V of Schedule VI to the ETA and sections 188 and 188.1 of the QSTA, and that the Purchase Price is inclusive of GST/HST and QST, if any. The Buyer will be liable for all other Commodity Taxes properly payable by the Buyer in connection with the sale and transfer of the Purchased Assets.

3.4	United States Securities Regulatory Disclaimer

3.4.1	The issuance of the Buyer Common Shares listed above (and the Buyer Debentures referenced in Schedule 1.1.13 herein) will be effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Regulation S promulgated under the Securities Act of 1933, as amended. The Parent, Selling Debtholders, and Winterberry, as a condition to receiving the Buyer Common Shares (and the recipients of Buyer Debentures referenced in Schedule 1.1.13 herein), will be required to acknowledge the following: They are not a United States Person, nor are they acquiring the Buyer Common Shares (and/or the Buyer Debentures referenced in Schedule 1.1.13 herein) directly or indirectly for the account or benefit of a United States Person. For these purposes, “United States Person” within the meaning of United States tax laws, means a citizen or resident of the United States, any former United States citizen subject to Section 877 of the Internal Revenue Code, any corporation, or partnership organized or existing under the laws of the United States of America or any state, jurisdiction, territory or possession thereof and any estate or trust the income of which is subject to United States federal income tax irrespective of its source, and within the meaning of United States securities laws, as defined in Rule 902(o) of Regulation S, means: (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a United States person; (iv) any trust of which any trustee is a United States person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if organized under the laws of any foreign jurisdiction, and formed by a United States person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

3.4.2	The Buyer Common Shares, when issued, will be: (i) duly authorized and validly issued and are fully paid and nonassessable; and (ii) issued in compliance with all applicable state and federal laws concerning the issuance of securities. The rights, preferences, privileges and restrictions of the shares of the Buyer Common Shares are as stated in the Buyer’s Certificate of Incorporation.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE Parent and the SELLER

Each of the Seller and the Parent represents and warrants to the Buyer, on a joint and several basis, as follows, and acknowledges that the Buyer is relying upon these representations and warranties in connection with the purchase of the Purchased Assets, despite any investigation made by or on behalf of the Buyer, and that this reliance is a right that has been bargained for, and forms part of the consideration in the transactions contemplated by this Agreement.

4.1	Corporate Existence

The Parent is a corporation duly incorporated and validly existing under the laws of the Province of Alberta. The Seller is a corporation duly incorporated and validly existing under the laws of the Province of Ontario.

4.2	Capacity to Enter Agreement

Each of the Parent and the Seller has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

4.3	Binding Obligation

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of the Parent and the Seller. This Agreement has been duly executed and delivered by each of the Parent and the Seller and constitutes a valid and binding obligation of each of the Parent and the Seller, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and other Laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

4.4	Absence of Conflict

None of the execution and delivery of this Agreement, the performance of the Parent’s obligations or the Seller’s obligations under this Agreement, or the completion of the transactions contemplated by this Agreement will (with or without the giving of notice or lapse of time, or both):

4.4.1	result in or constitute a breach of any term or provision of, or constitute a default under the articles or by-laws or any resolutions of the board of directors or shareholders of the Seller or the Parent;

4.4.2	result in the creation or imposition of any Encumbrance on the Purchased Assets;

4.4.3	contravene any applicable Law; or

4.4.4	contravene any judgment, order, writ, injunction or decree of any Governmental Authority.

4.5	No Other Agreements to Purchase

No Person other than the Buyer has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive, contractual or otherwise) capable of becoming an agreement or option for the purchase or acquisition from the Seller of any of the Purchased Assets or of forming an Encumbrance against any of the Purchased Assets.

4.6	Title to Purchased Assets

The Seller owns, possesses and has good and marketable title to all of the Purchased Assets free and clear of all Encumbrances. At Closing, the Seller will have the absolute and exclusive right to sell the Purchased Assets to the Buyer as contemplated by this Agreement.

4.7	Residence of Seller

The Seller is not a non-resident of Canada for purposes of the ITA.

4.8	Sufficiency of Purchased Assets; No Material Contracts or Permits

4.8.1	The Purchased Assets comprise all of the undertaking, assets and property required for the Buyer to carry on the Business as it is currently conducted or intended to be conducted by the Seller.

4.8.2	No Contracts to which Seller or Parent is a party, Material Contracts or Permits are used by, or necessary for, the Seller to carry on the Business as it is currently conducted or intended to be conducted by the Seller.

4.9	Regulatory Approvals

No authorization, approval, order, consent of, or filing with, any Governmental Authority is required on the part of the Parent or the Seller in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement except for conditional approval in respect of the Parent of the transactions contemplated under this Agreement from the TSX-V, which approval has been obtained by the Parent prior to the date of this Agreement.

4.10	Consents

There is no requirement to obtain any consent, approval or waiver of a party under any Contract to which the Seller is bound in order to complete the transactions contemplated by this Agreement.

4.11	Tax Matters

The Seller has paid or made arrangements for the payment of all Taxes in respect of the Purchased Assets which, as of the Closing Date, are capable of forming or resulting in a lien on the Purchased Assets or of becoming a liability or obligation of the Buyer. To the Knowledge of the Seller there are no Claims either in progress, pending or threatened, in connection with any Taxes in respect of the Purchased Assets. The Seller has deducted, withheld or collected, and remitted all amounts required to be deducted, withheld, collected or remitted by it in respect of any Taxes owing in respect of the Purchased Assets.

4.12	Intellectual Property

4.12.1	The Seller is the only Person to have any right of title and interest, legal or beneficial, in any of the Owned IP which forms part of the Purchased Intellectual Property, all of which is owned by the Seller free and clear of any Encumbrances, and none of which is registered in the name of any Person other than the Seller. No consent of any Person is necessary to make, construct, use, reproduce, translate, license, sell, modify, update, enhance or otherwise exploit any Owned IP that forms part of the Purchased Intellectual Property. All Originating Persons have, by irrevocable written assignments, transferred to the Seller all Intellectual Property Rights, and waived all moral rights, that any of them may have enjoyed with respect to any Owned IP that forms part of the Purchased Intellectual Property to which they contributed.

4.12.2	The Seller has not assigned, licensed or otherwise granted any interest in any Owned IP that forms part of the Purchased Intellectual Party, including any right to receive royalties or other payments, to any Person.

4.12.3	To the Knowledge of the Seller, no Person has infringed or misappropriated, or is infringing or misappropriating, any Intellectual Property Right in any part of the Purchased Intellectual Property.

4.12.4	All Intellectual Property Rights relating to Owned IP that forms part of the Purchased Intellectual Property are in full force and effect, and all required registration or other fees have been paid to maintain them all in good standing in those jurisdictions where any such Owned IP is used.

4.12.5	Each registered Trade-mark that is Owned IP and forms part of the Purchased Intellectual Property is used in its jurisdiction of registration, in association with all wares and services for which it is registered and in the form appearing in the applicable registration, and has been used with sufficient continuity in association with those wares and services and in that form, and any use by any licensee of any such Trade-mark has been controlled and enforced by the Seller (as applicable) so as to avoid any abandonment, cancellation, expungement or other such challenge against that Trade-mark associated with non-continuous use, or otherwise (including the unenforceability of the Trade-mark), in each applicable jurisdiction.

4.12.6	The Seller has entered into valid and enforceable written agreements pursuant to which the Seller has been granted all licenses, rights and permissions to use, reproduce, translate, sub-license, sell, modify, update, enhance or otherwise exploit the Licensed IP (including, if required, the right to incorporate such Licensed IP into other Purchased Intellectual Property and to create and own derivatives and modifications of such Licensed IP) (the “Licence Agreements”), and:

4.12.6.1	all Licence Agreements are in full force and effect and neither the Seller nor any licensor is in default of its obligations under any such Licence Agreement;

4.12.6.2	to the Knowledge of the Seller, no licensor of any Licensed IP is involved in an insolvency, bankruptcy or similar proceeding or has had a receiver appointed;

4.12.6.3	all License Agreements for Licensed IP are irrevocable licenses granted in perpetuity and worldwide in nature;

4.12.6.4	the rights licensed under each Licence Agreement will be enforceable by the Seller on and after the Closing to the same extent as prior to the Closing; and

4.12.6.5	to the Knowledge of the Seller, no Person has infringed or misappropriated, or is infringing or misappropriating, any Intellectual Property Right of any licensor in or to any Licensed IP that form parts of the Purchased Intellectual Property of which it is the exclusive licensee.

4.12.7	The Seller has entered into escrow agreements (including source code escrow agreements) or other arrangements as necessary to facilitate its continued use and exploitation of any Licensed IP that forms part of the Purchased Intellectual Property, the use and exploitation of which might be impaired in the event that the licensor of any of that Licensed IP ceases to carry on business, ceases to support or maintain that Licensed IP, or is involved in an insolvency, bankruptcy or similar proceeding.

4.12.8	The past, current and proposed conduct of the Business (including all use or other exploitation of the Licensed IP and other Purchased Intellectual Property) has not resulted in, and neither does nor will result in, any infringement, violation, misappropriation, or other conflict with any Intellectual Property Right of any Person, and there is no action or proceeding ongoing or threatened that alleges any such violation, misappropriation, or other conflict.

4.12.9	There are no outstanding orders, judgments, rulings, decrees, stipulations, covenants not to sue, or agreements (including any funding or facilities agreements or grants from any college, university, or Governmental Authority) relating to any of the Licensed IP or other Purchased Intellectual Property that restrict enforcement of any Intellectual Property Rights included in such Purchased Intellectual Property, or the use, exercise, practise, or other exploitation of any such Purchased Intellectual Property by the Seller or any of its customers, distributors or other licensees.

4.12.10	No Purchased Intellectual Property contains any open source code.

4.13	Rights to Use Personal Information

4.13.1	All Personal Information in the possession of the Seller that forms part of the Purchased Assets or relates to the Purchased Assets has been collected, used and disclosed in compliance with all applicable Privacy Laws in those jurisdictions in which the Seller conducts, or is deemed by operation of law in those jurisdictions to conduct, the Business.

4.13.2	The Seller has disclosed to the Buyer all Contracts and facts concerning the collection, use, retention, destruction and disclosure of Personal Information, and there are no other Contracts, or facts which would restrict the ability of the Seller to transfer Personal Information to the Buyer in connection with the transactions contemplated by this Agreement, or which, on completion of the transactions contemplated by this Agreement, would restrict or interfere with the use of any Personal Information by the Buyer.

4.13.3	There are no Claims pending or, to the Knowledge of the Seller, threatened, with respect to the Seller’s collection, use or disclosure of Personal Information that forms part of the Purchased Assets or relates to the Purchased Assets.

4.14	Litigation

4.14.1	There are no Claims, whether or not purportedly on behalf of the Seller, pending, commenced, or, to the Knowledge of the Seller, threatened, which might involve the possibility of an Encumbrance against the Purchased Assets.

4.14.2	There is no outstanding judgment, decree, order or ruling relating in any way to the transactions contemplated by this Agreement.

4.15	No Expropriation

None of the Purchased Assets have been taken or expropriated by any Governmental Authority and no notice or proceeding in respect of any expropriation has been given or commenced or, to the Knowledge of the Seller, is there any intent or proposal to give any notice or commence any proceeding in respect of any expropriation.

4.16	Disclosure

No representation or warranty or other statement made by the Seller in this Agreement contains any untrue statement or omits to state a material fact necessary to make it, in light of the circumstances in which it was made, not misleading.

Article 5
REPRESENTATIONS AND WARRANTIES OF the buyer

The Buyer represents and warrants to the Seller as follows, and acknowledges that the Seller is relying upon these representations and warranties in connection with the sale of the Purchased Assets, despite any investigation made by or on behalf of the Seller.

5.1	Corporate Existence of Buyer

The Buyer is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

5.2	Capacity to Enter Agreement

The Buyer has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

5.3	Binding Obligation

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other Laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

5.4	Absence of Conflict

None of the execution and delivery of this Agreement, the performance of the Buyer’s obligations in this Agreement, or the completion of the transactions contemplated by this Agreement, will result in or constitute a breach of any term or provision of, or constitute a default under, the articles or by-laws of the Buyer or any agreement or other commitment to which the Buyer is a party.

5.5	Investment Canada Act

The Buyer is not a Canadian within the meaning of the Investment Canada Act.

5.6	Regulatory Approvals

No authorization, approval, order, consent of, or filing with, any Governmental Authority is required on the part of the Buyer in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

5.7	Litigation

There is no outstanding judgment, decree, order, ruling or injunction involving the Buyer that relates in any way to the transactions contemplated by this Agreement.

5.8	GST/HST and QST

The Buyer is not registered for purposes of the GST/HST levied under the ETA, nor for purposes of the QST under the QSTA. The Buyer is a non-resident of Canada for the purposes of ETA.

5.9	Post-closing Share Capital

Upon issuance of the 260,000,000 Buyer Common Shares pursuant to Section 3.1 and the 60,000,000 Buyer Common Shares pursuant to Section 10.3.1, the 176,875,000 Buyer Common Shares to be issued to, or as directed by, Winterberry pursuant to Section 3.1.1 will constitute 31.25% of the issued and outstanding Buyer Common Shares on a fully diluted basis.

Article 6
REPRESENTATIONS AND WARRANTIES OF WINTERBERRY

Winterberry represents and warrants to the Buyer, the Parent and the Seller as follows.

6.1	Corporate Existence of Winterberry

Winterberry is a corporation duly incorporated and validly existing under the laws of the Province of Ontario.

6.2	Capacity to Enter Agreement

Winterberry has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

6.3	Binding Obligation

The execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Winterberry. This Agreement has been duly executed and delivered by Winterberry and constitutes a valid and binding obligation of Winterberry, enforceable against Winterberry in accordance with its terms, subject to applicable bankruptcy, insolvency and other Laws of general application limiting the enforcement of creditors’ rights generally and to the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

6.4	Absence of Conflict

None of the execution and delivery of this Agreement, the performance of Winterberry’s obligations in this Agreement, or the completion of the transactions contemplated by this Agreement, will result in or constitute a breach of any term or provision of, or constitute a default under, the articles or by-laws of Winterberry or any agreement or other commitment to which Winterberry is a party.

6.5	Regulatory Approvals

No authorization, approval, order, consent of, or filing with, any Governmental Authority is required on the part of Winterberry in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

Article 7
COVENANTS

7.1	Completion of Closing Date and Pre-Closing Date Transactions

7.1.1	The Buyer will use commercially reasonable efforts to consolidate the Buyer Common Shares on a ten-to-one (10:1) basis before the Closing Time.

7.1.2	The Parent will use commercially reasonable efforts to consolidate the common shares in its capital on a ten-to-one (10:1) basis before the Closing Time.

7.1.3	The Buyer will use commercially reasonable efforts to file in the Province of Ontario a preliminary prospectus in respect of the Buyer Common Shares, resolve all comments received or deficiencies raised by the Ontario Securities Commission and file and obtain a receipt for a (final) prospectus before the Closing Time.

7.1.4	The Buyer will use commercially reasonable efforts to apply for a listing of the Buyer Common Shares on the TSX-V before the Closing Time.

7.1.5	The Parent will assign the Parent Debt to the Seller before the Closing Time.

7.1.6	The Parties will complete the Closing Date Transactions before the Closing Time.

7.2	Conduct of Business Before Closing

During the period beginning on the date of this Agreement and ending at the Closing Time, the Seller will:

7.2.1	conduct the Business diligently, prudently and in a manner that would not reasonably be expected to adversely affect the Purchased Assets;

7.2.2	refrain from entering into any Contract which concerns the Purchased Assets, except in the ordinary course of the Business, or with the prior written consent of the Buyer;

7.2.3	continue in full force the Insurance Policies;

7.2.4	comply in all material respects with all Laws applicable to the Purchased Assets or the Business; and

7.2.5	apply for, maintain in good standing and renew all Permits.

7.3	Actions to Satisfy Closing Conditions

Each Party will take all actions that are within its power to control, and will make all commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure its compliance with, and satisfaction of, all conditions in Article 8 that are for the benefit of the other Party.

7.4	Risk of Loss

All of the Purchased Assets will be and remain at the risk of the Seller until the Closing Time, and the Seller will continue in full force and effect all Insurance Policies and give all notices and present all Claims under all such Insurance Policies in due and timely fashion. If the Purchased Assets or any substantial part of them should be damaged or destroyed before the Closing Time, the Seller will promptly give notice of that damage or destruction (the “Damage Notice”) to the Buyer and the Buyer will have the option, exercisable by notice given within ten Business Days of receipt of the Damage Notice:

7.4.1	to reduce the Purchase Price by an amount equal to the cost of repair or, if destroyed or damaged beyond repair, by an amount equal to the replacement cost of the assets forming part of the Purchased Assets so damaged or destroyed and to complete the purchase;

7.4.2	to complete the purchase without reduction of the Purchase Price, in which event all proceeds of Insurance Policies will be payable to the Buyer together with a sum equal to the deductible amount required to be paid under the applicable Insurance Policies, plus applicable Commodity Taxes and all right and claim of the Seller to any amounts not paid by the Closing Date will be assigned to the Buyer; or

7.4.3	to terminate this Agreement and not complete the purchase if, in the reasonable opinion of the Buyer, the destruction or damage constitutes or gives rise to a Material Adverse Effect, in which event the Seller and the Buyer will be released from all obligations under this Agreement (except as set out in Article 9).

If the Seller gives the Damage Notice within ten Business Days before the Closing Date, the Closing Date will be postponed until ten Business Days after the giving of the Damage Notice, or such other later date as the Parties agree to in writing.

7.5	Non-Competition and Non-Solicitation

7.5.1	For the period comprising the greater of (i) five (5) years commencing on the Closing Date and (ii) such period of time during which the Parent directly or indirectly owns at least ten percent (10%) or more of the outstanding common shares of the Buyer (the “Restricted Period”), the Parent and Seller shall not, and shall not permit any of their Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the Restricted Business; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Buyer and customers or suppliers of the Buyer.

7.5.2	Notwithstanding the provisions of Section 7.5.1, nothing in this Agreement shall prohibit the Parent from owning the shares that it owns in Lexifone Communications Systems (2010) Ltd. (“Lexifone”) as at the Effective Date of this Agreement, provided that such ownership interest is not exercised in a manner that causes Lexifone to compete with the Restricted Business.

7.5.3	During the Restricted Period, the Parent and Seller shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Buyer or potential clients or customers of the Buyer for purposes of diverting their business or services from the Buyer.

7.5.4	The Parent and Seller acknowledge that the restrictions contained in this Section 7.5 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, and that a failure by the Parent or Seller to comply with such restrictions would cause irreparable harm to the Buyer. In the event that any covenant contained in this Section 7.5 should ever, in whole or in part, be adjudicated to be illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.

7.6	Restricted Business Opportunities

For a period of five (5) years commencing on the Closing Date, each of the Parent and Seller will provide the Buyer will written notice of any Restricted Business Opportunity that comes to its attention, which notice will contain all information which is known to the Parent or Seller, as the case may be, that could reasonably be expected to impact a decision on the part of the Buyer regarding whether to pursue any such Restricted Business Opportunity.

7.7	Allocation of Buyer Common Shares and Cash

Schedule 10.3.1 may be updated prior to the Closing Time as agreed to by the Seller and the Buyer, each acting reasonably, to change the: (i) allocation of the 60,000,000 Buyer Common Shares referenced therein; and (ii) amount of the cash payments referenced therein; provided, however, that any such updates may be made only for the purposes of adjusting the consideration to be paid by the Buyer pursuant to Section 10.3.1 upon the retirement of the Seller Debt to properly reflect the amount of principal and interest actually owing in respect of the Seller Debt as at the Closing Time.

Article 8
CLOSING CONDITIONS

8.1	Conditions for the Benefit of the Buyer

The obligation of the Buyer to complete the purchase of the Purchased Assets will be subject to the fulfilment of the following conditions at or before the Closing Time:

8.1.1	Representations, Warranties and Covenants. The representations and warranties of the Parent, the Seller and Winterberry made in this Agreement, and in any other agreement or document delivered pursuant to this Agreement, will be true and accurate at the Closing Time with the same force and effect as though those representations and warranties had been made as of the Closing Time. Each of the Parent, the Seller and Winterberry will have complied with all covenants and agreements to be performed or caused to be performed by it under this Agreement, and in any other agreement or document delivered pursuant to this Agreement, at or before the Closing Time. In addition, each of the Parent, the Seller and Winterberry will have delivered to the Buyer a certificate of a senior officer of the Parent, the Seller or Winterberry, as the case may be, confirming the same. The receipt of that certificate and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Parent, the Seller and Winterberry contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in full force and effect as provided in Article 9, or, if Article 9 does not apply, the terms of the agreement or document in which they are made.

8.1.2	No Material Adverse Effect. The Business has been carried on in the ordinary course since March 31, 2015 and since the date of this Agreement there will not have been any event, development or condition of any character (whether or not covered by insurance) that has, or might reasonably be expected to have, a Material Adverse Effect.

8.1.3	Consents. Each of the Parent, Seller and Winterberry will receive the approvals of their respective boards of directors (and shareholders, if appropriate), and in each case for the boards of directors consent, acknowledging that these are related parties and determining the fairness of the transaction contemplated hereby.

8.1.4	Completion of Due Diligence. The Buyer will have completed legal and business due diligence to its satisfaction and will be satisfied with the results of such due diligence, in each case, as determined by the Buyer in its sole discretion.

8.1.5	Share Consolidations. The Buyer and the Parent will each have completed the share consolidations referenced in Sections 7.1.1 and 7.1.2.

8.1.6	Reporting Issuer Status. The Buyer will have used commercially reasonable efforts to file in the Province of Ontario a preliminary prospectus in respect of the Buyer Common Shares, resolve all comments received or deficiencies raised by the Ontario Securities Commission and file and obtain a receipt for a (final) prospectus. The Buyer will use commercially reasonable efforts to apply for a listing of the Buyer Common Shares on the TSX-V. The Parties acknowledge that the Buyer, as a United States reporting company pursuant to the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, must comply with United States public federal disclosure requirements, including any related party status, as determined in the rules and regulations promulgated by the Securities and Exchange Commission, where appropriate.

8.1.7	Deliveries. The Parent, the Seller and Winterberry, as applicable, will have delivered to the Buyer the following in form and substance satisfactory to the Buyer:

8.1.7.1	a general conveyance in a form to be agreed to by the Parties acting reasonably;

8.1.7.2	all deeds, conveyances, assurances, transfers and assignments and any other instruments necessary or reasonably required to transfer the Purchased Assets to the Buyer with a good title, free and clear of all Encumbrances; and

8.1.7.3	all documentation and other evidence reasonably requested by the Buyer in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the board of directors and the shareholders of the Parent, the Seller and Winterberry, as applicable, required to effectively carry out the obligations of the Parent, the Seller and Winterberry pursuant to this Agreement.

8.2	Waiver or Termination by the Buyer

The conditions contained in Section 8.1 are inserted for the exclusive benefit of the Buyer and may be waived in whole or in part by the Buyer at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 8.1 are not fulfilled or complied with by the time that is required under this Agreement, the Buyer may, at or before the Closing Time, terminate this Agreement by notice in writing after that time to the Parent, the Seller and Winterberry. In that event the Buyer, the Parent, the Seller and Winterberry will be released from all obligations under this Agreement.

8.3	Conditions for the Benefit of the Parent and the Seller

The obligation of the Parent and the Seller to complete the sale of the Purchased Assets will be subject to the fulfilment of the following conditions at or before the Closing Time:

8.3.1	Representations, Warranties and Covenants. The representations and warranties of the Buyer and Winterberry made in this Agreement, and in any other agreement or document delivered pursuant to this Agreement, will be true and accurate at the Closing Time with the same force and effect as though those representations and warranties had been made as of the Closing Time. Each of the Buyer and Winterberry will have complied with all covenants and agreements to be performed or caused to be performed by it under this Agreement, and in any other agreement or document delivered pursuant to this Agreement, at or before the Closing Time. In addition, each of the Buyer and Winterberry will have delivered to the Parent and the Seller a certificate of a senior officer of the Buyer or Winterberry, as the case may be, confirming the same. The receipt of that certificate and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Buyer or Winterberry contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in full force and effect as provided in Article 9, or, if Article 9 does not apply, the terms of the agreement or document in which they are made.

8.3.2	No Material Adverse Effect. Since the date of this Agreement there will not have been any event, development or condition of any character (whether or not covered by insurance) that has, or might reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition or assets of the Buyer.

8.3.3	Consents. Each of Winterberry and the Buyer will receive the approvals of their respective boards of directors (and shareholders, if appropriate), and in each case for the boards of directors consent, acknowledging that these are related parties and determining the fairness of the transaction contemplated hereby.

8.3.4	Share Consolidations. The Buyer and the Parent will each have completed the share consolidations referenced in Sections 7.1.1 and 7.1.2.

8.3.5	Reporting Issuer Status. The Buyer will have used commercially reasonable efforts to file in the Province of Ontario a preliminary prospectus in respect of the Buyer Common Shares, resolve all comments received or deficiencies raised by the Ontario Securities Commission and file and obtain a receipt for a (final) prospectus. The Buyer will use commercially reasonable efforts to apply for a listing of the Buyer Common Shares on the TSX-V. The Parties acknowledge that the Buyer, as a United States reporting company pursuant to the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, must comply with United States public federal disclosure requirements, including any related party status, as determined in the rules and regulations promulgated by the Securities and Exchange Commission, where appropriate.

8.3.6	Deliveries. The Buyer and Winterberry, as applicable, will have delivered to the Parent and the Seller the following in form and substance satisfactory to the Parent and the Seller:

8.3.6.1	the Parent Debt Assumption Agreement;

8.3.6.2	the Seller Debt Assumption Agreement;

8.3.6.3	the Ortsbo Debt Assumption Agreement; and

8.3.6.4	all documentation and other evidence reasonably requested by the Seller in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the board of directors and the shareholders of the Buyer or Winterberry, as applicable, required to effectively carry out the obligations of the Buyer pursuant to this Agreement.

8.4	Waiver or Termination by the Seller

The conditions contained in Section 8.3 are inserted for the exclusive benefit of the Parent and the Seller and may be waived in whole or in part jointly by the Parent and the Seller at any time without prejudice to its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 8.3 are not fulfilled or complied with by the time that is required under this Agreement, the Parent and the Seller may, at or before the Closing Time, terminate this Agreement by joint notice in writing after that time to the Buyer and Winterberry. In that event the Parent, the Seller, the Buyer and Winterberry will be released from all obligations under this Agreement.

8.5	Conditions for the Benefit of Winterberry

The obligation of Winterberry to complete the sale of the Purchased Assets will be subject to the fulfilment of the following conditions at or before the Closing Time:

8.5.1	Representations, Warranties and Covenants. The representations and warranties of each of the Buyer, the Seller and the Parent made in this Agreement, and in any other agreement or document delivered pursuant to this Agreement, will be true and accurate at the Closing Time with the same force and effect as though those representations and warranties had been made as of the Closing Time. The Buyer, the Seller and the Parent will, as applicable, have complied with all covenants and agreements to be performed or caused to be performed by it under this Agreement, and in any other agreement or document delivered pursuant to this Agreement, at or before the Closing Time. In addition, the Buyer, the Seller and the Parent will have delivered to Winterberry a certificate of a senior officer of the Buyer, the Seller and the Parent , as applicable, confirming the same. The receipt of that certificate and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Buyer, the Parent and the Seller contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in full force and effect as provided in Article 9, or, if Article 9, does not apply, the terms of the agreement or document in which they are made.

8.5.2	Share Consolidations. The Buyer and the Parent will each have completed the share consolidations referenced in Sections 7.1.1 and 7.1.2.

8.5.3	Reporting Issuer Status. The Buyer will have used commercially reasonable efforts to file in the Province of Ontario a preliminary prospectus in respect of the Buyer Common Shares, resolve all comments received or deficiencies raised by the Ontario Securities Commission and file and obtain a receipt for a (final) prospectus. The Buyer will use commercially reasonable efforts to apply for a listing of the Buyer Common Shares on the TSX-V. The Parties acknowledge that the Buyer, as a United States reporting company pursuant to the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, must comply with United States public federal disclosure requirements, including any related party status, as determined in the rules and regulations promulgated by the Securities and Exchange Commission, where appropriate.

8.5.4	Deliveries. The Parent, the Seller and the Buyer, as applicable will have delivered to Winterberry the following in form and substance satisfactory to Winterberry:

8.5.4.1	All documentation and other evidence reasonably requested by the Winterberry in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the board of directors and the shareholders of Parent and the Seller, as applicable, required to effectively carry out the obligations of the Parent, the Seller, as applicable, and the Buyer pursuant to this Agreement.

8.6	Waiver or Termination by Winterberry

The conditions contained in Section 8.5 are inserted for the exclusive benefit of Winterberry and may be waived in whole or in part by Winterberry at any time without prejudice to its rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 8.5 are not fulfilled or complied with by the time that is required under this Agreement, Winterberry may, at or before the Closing Time, terminate this Agreement by joint notice in writing after that time to the Buyer, the Seller and the Parent. In that event the Parent, the Seller and the Buyer will be released from all obligations under this Agreement.

8.7	Conditions Precedent—No Action to Restrain

The purchase and sale of the Purchased Assets is subject to the conditions that no order of any Governmental Authority will be in force, and no action or proceeding will be pending or threatened by any Person:

8.7.1	to restrain or prohibit the completion of the transactions contemplated by this Agreement, including the sale and purchase of the Purchased Assets; or

8.7.2	which would have a Material Adverse Effect.

These conditions are true conditions precedent to the completion of the transactions contemplated by this Agreement. If they have not been fulfilled at or before the Closing Time, this Agreement will be terminated and the Parties will be released from all obligations under this Agreement.

Article 9
SURVIVAL AND INDEMNIFICATION

9.1	Survival of Covenants and Representations and Warranties

All of the covenants and representations and warranties contained in this Agreement and in any other agreement or document delivered pursuant to this Agreement, including this Article 9, will survive the Closing.

9.2	Parent and Seller Indemnification for Breach of Warranty, etc.

Subject to the remaining provisions of this Article 9, each of the Parent and the Seller agrees that if it fails to observe or perform any covenant or obligation, or breaches any representation and warranty, contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement, it will jointly and severally indemnify and hold harmless the Buyer and each director, officer, shareholder, agent or employee of the Buyer from and against the full amount of any Loss that each may suffer as a result of that failure. Each of the Parent and the Seller also agrees to jointly and severally indemnify and hold harmless the Buyer and each director, officer, shareholder, agent or employee of the Buyer from and against the full amount of any Loss that each may suffer as a result of a Third Party Claim, even if that Third Party Claim is ultimately found not to be meritorious, or is settled with no verdict on its merits being reached.

9.3	Buyer’s Indemnifications for Breaches of Warranty, etc.

Subject to the remaining provisions of this Article 9, the Buyer agrees that if it fails to observe or perform any covenant or obligation, or breaches any representation and warranty, contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement, it will indemnify and hold harmless each of the Parent, the Seller and each director, officer, shareholder, agent or employee of the Parent and the Seller from and against the full amount of any Loss that each may suffer as a result of that failure. The Buyer also agrees to indemnify and hold harmless the Parent, the Seller and each director, officer, shareholder, agent or employee of the Parent or the Seller from and against the full amount of any Loss that each may suffer as a result of a Third Party Claim, even if that Third Party Claim is ultimately found not to be meritorious, or is settled with no verdict on its merits being reached.

9.4	Limitation on Mutual Indemnification

The indemnification obligations of each of the Parent, the Seller and the Buyer pursuant to Article 9 are limited to the sum of $1,250,000 in the aggregate, except if the Loss results from a breach by the Parent or the Seller of any of Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.11 and 4.12 in which cases the indemnification obligations of the Parent and the Seller will be limited to the Purchase Price.

9.5	Additional Indemnities of the Parent and the Seller

The Parent and the Seller will jointly and severally indemnify and hold harmless the Buyer and each director, officer, shareholder, agent or employee of the Buyer from and against any Loss that each may suffer resulting from:

9.5.1	Claims that may be made or brought against the Buyer or any director, officer, shareholder, agent or employee of the Buyer:

9.5.1.1	related to or arising from liabilities incurred before the Closing that are not Future Obligations or related to the Parent Debt, the Seller Debt or the Ortsbo Debt; or

9.5.1.2	by reason of the non-compliance of the Seller with applicable provincial bulk sales or transfer in bulk Laws in connection with the completion of the transactions contemplated in this Agreement; or

9.5.2	the termination of this Agreement under the terms of Section 8.2, if the Loss arises from the non-fulfilment or non-performance of the relevant conditions as a result of a breach of covenant, or representation and warranty, of the Seller, provided that the Seller’s indemnification obligations under this Section 9.5 will be limited to the Purchase Price.

9.6	Additional Buyer’s Indemnities

The Buyer will indemnify and hold harmless each of the Parent and the Seller and each director, officer, shareholder, agent or employee of the Parent and the Seller from and against any Loss that each may suffer resulting from:

9.6.1	Claims that may be made or brought against the Parent or the Seller or any director, officer, shareholder, agent or employee of the Parent or the Seller relating to or arising out of the non-payment or performance after the Closing Date by the Buyer of:

9.6.1.1	the Parent Debt, the Seller Debt or the Ortsbo Debt; or

9.6.1.2	Future Obligations; and

9.6.2	the termination of this Agreement under the terms of Section 8.4, if the Loss arises from the non-fulfilment or non-performance of the relevant conditions as a result of a breach of covenant, or representation and warranty, of the Buyer, provided that the Buyer’s indemnification obligations under: (i) Section 9.6.1.1 will be limited to the sum of $4,000,000; (ii) Section 9.6.1.2 will be unlimited; and (iii) Section 9.6.2 will be limited to the sum of $1,250,000.

9.7	Notice of Claim

If an Indemnified Party becomes aware of a Loss or potential Loss in respect of which the Indemnifying Party has agreed to indemnify it under this Agreement, the Indemnified Party will promptly give written notice (an “Indemnity Notice”) of its Claim or potential Claim for indemnification (an “Indemnity Claim”) to the Indemnifying Party. An Indemnity Notice must specify whether the Indemnity Claim arises as the result of a Claim made against an Indemnified Party by a Person who is not a Party (a “Third Party Claim”) or as a result of a Loss that was suffered directly by an Indemnified Party, and must also specify with reasonable particularity (to the extent that the information is available)

9.7.1	the factual basis for the Indemnity Claim; and

9.7.2	the amount of the Indemnity Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive an Indemnity Notice of an Indemnity Claim in time to effectively contest the determination of any liability capable of being contested, the Indemnifying Party will be entitled to set off against the amount claimed by the Indemnified Party the amount of any Loss incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give an Indemnity Notice on a timely basis.

9.8	Time Limits for Notice

9.8.1	Subject to the remaining provisions of this Section 9.8, no Indemnity Claim may be made under Sections 9.2, 9.3, 9.5 or 9.6, unless an Indemnity Notice of that Indemnity Claim is delivered to the Indemnifying Party within three years after the Closing Date.

9.8.2	No Indemnity Claim may be made with respect to the breach of the representations and warranties of the Parent and the Seller contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and 4.12 unless an Indemnity Notice of that Indemnity Claim is delivered to the Parent or the Seller within five years after the Closing Date.

9.8.3	No Indemnity Claim may be made with respect to the breach of the representations and warranties of the Parent and the Seller contained in Section 11.1 unless an Indemnity Notice of that Indemnity Claim is delivered to the Parent or the Seller within 90 days of the date on which the reassessment period for the taxation year which gave rise to the Indemnity Claim expires.

9.8.4	An Indemnity Notice of a Third Party Claim may be delivered to the Indemnifying Party in accordance with Section 9.7 at any time that the Third Party Claim arises.

9.8.5	An Indemnity Notice of an Indemnity Claim may be delivered to the Indemnifying Party in accordance with Section 9.7 at any time if it relates to fraud or deliberate misconduct of the Indemnifying Party, or if the Indemnity Claim is made with respect to the indemnification obligations of the Seller set out in Section 9.5.1.2.

9.9	Exclusive Remedy

9.9.1	The rights of indemnity in this Article 9 are the sole and exclusive remedy through which an Indemnified Party may make any Claim for any loss, liability, damage, cost, expense, charge, fine, penalty or assessment including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, punitive damages, fines, penalties and professional fees and disbursements, suffered or incurred in connection with the transactions contemplated by this Agreement or by any agreement or other document delivered pursuant to this Agreement including any such Claim arising from alleged fraud or wilful misconduct.

9.9.2	This Section 9.9 will remain in full force and effect in all circumstances and will not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its covenants, representations or warranties in this Agreement or under any agreement or other document delivered pursuant to this Agreement, or by any termination or rescission of this Agreement.

9.10	Third Party Indemnification

To ensure that the indemnities provided by each of the Parent, the Seller and the Buyer to the other’s directors, officers and employees under this Agreement are enforceable, it is agreed by the Parties that each of the Parent, the Seller and the Buyer is acting as agent for its respective directors, officers and employees with respect to the indemnities intended to be given to those directors, officers and employees under this Article 9. Each of the Parent, the Seller and the Buyer agrees that it will hold any right to indemnification that any director, officer, shareholder, agent or employee of it is intended to have under this Article in trust for that director, officer, shareholder, agent or employee, and that funds received by the Parent, the Seller or the Buyer in respect of any Claims under this Article by any director, officer, shareholder, agent or employee of it will be held in trust for that director, officer, shareholder, agent or employee.

Article 10
CLOSING ARRANGEMENTS

10.1	Closing

The Closing will take place at the Closing Time on the Closing Date at the offices of Gowling Lafleur Henderson LLP, located at 100 King Street West, Suite 1600, Toronto, Ontario M5X 1G5, or at any other place as the Parties may agree.

10.2	Closing Procedures

At the Closing Time:

10.2.1	the Seller will sell and the Buyer will purchase the Purchased Assets for the Purchase Price as provided in this Agreement;

10.2.2	each Party will deliver or cause to be delivered to the other Parties, as applicable, all documents referred to in Sections 8.1.7, 8.3.6 and 8.5.4;

10.2.3	the Seller will deliver or cause to be delivered to the Buyer the Purchased Assets accompanied by certified copies of directors’ and shareholders’ (if applicable) resolutions authorizing the sale and transfer of the Purchased Assets;

10.2.4	the Buyer will issue the Buyer Common Shares as set out in Section 3.1.1;

10.2.5	the Buyer will assume the Parent Debt, the Seller Debt and the Ortsbo Debt as set out in Sections 3.1.2 , 3.1.3 and 3.1.4; and

10.2.6	Winterberry and the Seller will cause to be delivered to the Buyer and the Parent the Winterberry Agreement.

10.3	Other Closing Date Transactions

10.3.1	Immediately following the Closing Time, the Buyer shall retire the Seller Debt and the Seller Debtholders shall receive 60,000,000 Buyer Common Shares from the Seller, at a price of $0.05 per Buyer Common Share, and/or cash, in full satisfaction of the Seller Debt, as set out in more detail in Schedule 10.3.1.

10.3.2	Immediately following the Closing Time, the Buyer shall retire the Parent Debt and Winterberry shall use the proceeds to acquire an equivalent amount of Buyer Debentures.

10.3.3	Immediately following the Closing Time, the Buyer shall retire the Ortsbo Debt and the holders of the Ortsbo Debt shall use the proceeds to acquire an equivalent amount of Buyer Debentures.

Article 11
GENERAL

11.1	Investment Canada Act Reporting

On or before the date that is thirty (30) days after the Closing Date, the Buyer will report the transactions contemplated hereunder to Industry Canada on the prescribed forms and in accordance with the requirements under the Investment Canada Act.

11.2	Time of Essence

Time is of the essence in all respects of this Agreement.

11.3	Notices

Any Communication must be in writing and either:

11.3.1	delivered personally or by courier;

11.3.2	sent by prepaid registered mail; or

11.3.3	transmission, charges (if any) prepaid.

Any Communication must be sent to the intended recipient at its address as follows:

to the Parent at:

Intertainment Media Inc.
80 Tiverton Court, Suite 100

Markham, Ontario
L3R 0G4

Attention:	Girvan Patterson, Corporate Secretary
Tel No.:	905-763-3510
Facsimile No.:	905-763-6175

with a copy to:

DLA Piper (Canada) LLP
100, 250-2nd Street SW
Calgary, Alberta
T2P 0C1

Attention:	Marek Lorenc
Tel No.:	403.776.8816
E-mail:	marek.lorenc@dlapiper.com

to the Seller at:

Ortsbo Inc.
80 Tiverton Court, Suite 100
Markham, Ontario
L3R 0G4

Attention:	Herb Willer, Director
Tel No.:	905-763-3510
Facsimile No.:	905-763-6175

with a copy to:

DLA Piper (Canada) LLP
100, 250-2nd Street SW
Calgary, Alberta
T2P 0C1

Attention:	Marek Lorenc
Tel No.:	403.776.8816
E-mail:	marek.lorenc@dlapiper.com

to the Buyer at:

Yappn Corp.
1001 Avenue of the Americas, 11th Floor
New York, New York, USA
10018

Attention:	Neil Stiles, Director
E-mail:	neilstiles@gmail.com

with a copy to:

Gowling Lafleur Henderson LLP
1 First Canadian Place
100 King St W., Suite 1600
Toronto, Ontario
M5X 1G5

Attention:	Peter Simeon
Tel No.:	416-862-4448
Facsimile No.:	416-862-7661
E-mail:	peter.simeon@gowlings.com

to Winterberry at:

Winterberry Investments Inc.
124 Park Road
Toronto, Ontario
M4W 2N7

Attention:	David Berry, President
Tel No.:	416.500.9080
Email:	davidmmberry@rogers.com

with a copy to:

Chitiz Pathak LLP
320 Bay Street
Suite 1600
Toronto, Ontario
M5G 4A6

Attention:	Paul Pathak
Tel No.:	416.644.9964
Facsimile No.:	416.368.0300
E-mail:	ppathak@chitizpathak.com

or at any other address as any Party may at any time advise the other by Communication given or made in accordance with this Section 11.3. Any Communication delivered to the Party to whom it is addressed will be deemed to have been given or made and received on the day it is delivered at that Party’s address, provided that if that day is not a Business Day then the Communication will be deemed to have been given or made and received on the next Business Day. Any Communication sent by prepaid registered mail will be deemed to have been given or made and received on the fifth Business Day after which it is mailed. If a strike or lockout of postal employees is then in effect, or generally known to be impending, every Communication must be delivered personally or by courier or transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission. Any Communication transmitted by facsimile, e-mail or other functionally equivalent electronic means of transmission will be deemed to have been given or made and received on the day on which it is transmitted; but if the Communication is transmitted on a day which is not a Business Day or after 5:00 p.m. (local time of the recipient), the Communication will be deemed to have been given or made and received on the next Business Day.

11.4	Severability

Each Section of this Agreement is distinct and severable. If any Section of this Agreement, in whole or in part, is or becomes illegal, invalid, void, voidable or unenforceable in any jurisdiction by any court of competent jurisdiction, the illegality, invalidity or unenforceability of that Section, in whole or in part, will not affect:

11.4.1	the legality, validity or enforceability of the remaining Sections of this Agreement, in whole or in part; or

11.4.2	the legality, validity or enforceability of that Section, in whole or in part, in any other jurisdiction.

11.5	Submission to Jurisdiction

Each of the Parties irrevocably and unconditionally submits and attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario to determine all issues, whether at law or in equity arising from this Agreement. To the extent permitted by applicable Law, each of the Parties:

11.5.1	irrevocably waives any objection, including any Claim of inconvenient forum, that it may now or in the future have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of that Province, or that the subject matter of this Agreement may not be enforced in those courts;

11.5.2	irrevocably agrees not to seek, and waives any right to, judicial review by any court which may be called upon to enforce the judgment of the courts referred to in this Section 11.5, of the substantive merits of any suit, action or proceeding; and

11.5.3	to the extent a Party has or may acquire any immunity from the jurisdiction of any court or from any legal process, whether through service or notice, attachment before judgment, attachment in aid of execution, execution or otherwise, with respect to itself or its property, that Party irrevocably waives that immunity in respect of its obligations under this Agreement.

11.6	Amendment and Waiver

No amendment, discharge, modification, restatement, supplement, termination or waiver of this Agreement or any Section of this Agreement is binding unless it is in writing and executed by the Party to be bound. No waiver of, failure to exercise or delay in exercising, any Section of this Agreement constitutes a waiver of any other Section (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

11.7	Further Assurances

Each Party will, at the requesting Party’s cost and expense, execute and deliver any further agreements and documents and provide any further assurances, undertakings and information as may be reasonably required by the requesting Party to give effect to this Agreement and, without limiting the generality of this Section 11.7, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required at any time by all Governmental Authorities or stock exchanges having jurisdiction over the Buyer’s affairs, or as may be required at any time under applicable securities Laws.

11.8	Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by either Party without the prior written consent of the other Party. This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

11.9	Counterparts and Electronic Delivery

This Agreement may be executed and delivered by the Parties in one or more counterparts, each of which will be an original, and each of which may be delivered by facsimile, e-mail or other functionally equivalent electronic means of transmission, and those counterparts will together constitute one and the same instrument.

11.10	No Broker

Each Party represents and warrants to the other Party that all negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on between them directly, without the intervention of any other Person on behalf of any Party in such manner as to give rise to any valid Claim against the Buyer for a brokerage commission, finder’s fee or other similar payment.

11.11	Payment and Currency

Any money to be advanced, paid or tendered by one Party to another under this Agreement must be advanced, paid or tendered by bank draft, certified cheque or wire transfer of immediately available funds payable to the Person to whom the amount is due. Unless otherwise specified, the word “dollar” and the “$” sign refer to United States currency, and all amounts to be advanced, paid, tendered or calculated under this Agreement are to be advanced, paid, tendered or calculated in United States currency.

11.12	Vienna Convention

The United Nations Convention on Contracts for the International Sale of Goods (also called the Vienna Convention which is cited in the statutes of Canada as the International Sale of Goods Contracts Convention Act) will not be applicable to this Agreement or the transactions contemplated by this Agreement.

11.13	No Contra Proferentem

This Agreement has been reviewed by each Party’s professional advisors, and revised during the course of negotiations between the Parties. Each Party acknowledges that this Agreement is the product of their joint efforts, that it expresses their agreement, and that, if there is any ambiguity in any of its provisions, that provision should not be interpreted in favour of either one of them.

11.14	Acknowledgement

Each Party acknowledges that:

11.14.1	it has received independent legal advice from its own lawyers with respect to the terms of this Agreement before its execution;

11.14.2	it has read this Agreement, understands it, and agrees to be bound by its terms and conditions; and

11.14.3	it has received a copy of this Agreement.

11.15	Language

The Parties have expressly required that this Agreement, any Communication and all other contracts, documents and notices relating to this Agreement be drafted in the English language. Les parties ont expressément exigé que la présente convention, la communication et tous les autres contrats, documents et avis qui y sont afférents soient rédigés dans la langue anglaise.

11.16	Expenses

All reasonable fees, expenses and disbursements incurred by Winterberry in relation to the transactions contemplated herein shall be paid by the Buyer, up to a maximum amount of CDN$85,000 (exclusive of Taxes and expenses), unless the Buyer consents in writing to a greater amount. Winterberry acknowledges and confirms that any amount in respect of such fees, expenses and disbursements owing as of the date of this Agreement have been paid by the Buyer and received by Winterberry, and the Buyer agrees to pay any such additional fees, expenses or disbursements on the Closing Date. Other than the foregoing, each Party shall be responsible for and bear its own fees, costs and expenses incurred at any time in connection with the preparation of this Agreement or pursuing or completing the transactions contemplated herein.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

Each of the Parties has executed and delivered this Agreement as of the date noted at the beginning of the Agreement.

INTERTAINMENT MEDIA INC.

By:
Name:
Title:

ORTSBO INC.

By:
Name:
Title:

YAPPN CORP.

By:
Name:
Title:

WINTERBERRY INVESTMENTS INC.

By:
Name:
Title:

SCHEDULE 1.1.13
CLOSING DATE TRANSACTIONS

SCHEDULE 1.1.56
PATENTS AND APPLICATIONS

SCHEDULE 1.1.65
SELLER DEBTHOLDERS

SCHEDULE 10.3.1
ALLOCATION OF CONSIDERATION TO SELLER DEBTHOLDERS